Exhibit 10.11(e)

NON-EMPLOYEE DIRECTOR AWARD AGREEMENT
OF STOCK UNIT AWARDS
UNDER THE ATMOS ENERGY CORPORATION
1998 LONG-TERM INCENTIVE PLAN

This Award Agreement of Stock Unit Awards (“Award Agreement”) is dated as of _________, by and between Atmos Energy Corporation, a Texas and Virginia corporation (the "Company"), and you ("Grantee"), pursuant to the Company's 1998 Long-Term Incentive Plan (the "Plan"). Capitalized terms that are used, but not defined, in this Award Agreement have the meanings set forth in the Plan.

1.    Grant and Description of Award.

Pursuant to authorization by the Human Resources Committee of the Board (the "Committee”), which has been designated by the Board to administer the Plan, the Company hereby grants to the Grantee the following Stock Unit Awards (“Stock Units”) (select bracketed text as applicable) under the Plan, for no consideration from the Grantee, with the restrictions set forth below.

[date or grant and number of Stock Units awarded]

Each Stock Unit will be a notional share of common stock of the Company (“Common Stock”), with the value of each Unit being equal to the Fair Market Value of a share of Common Stock at any time. No physical certificates representing the number of Stock Units awarded will be issued to the Grantee, but an account will be established and maintained for the Grantee, in which each grant of Stock Units to the Grantee will be recorded. During the time of the restriction period provided for in Section 2 below, the Grantee will not have any of the rights of a shareholder of the Company with respect to the Stock Units, except with respect to the payment of cash dividend equivalents during such period, as provided for in Section 4 below.

2.    Restrictions on Alienation of Stock Units.

The Stock Units may not be sold, transferred, pledged, assigned, or otherwise alienated in any manner, whether voluntarily, by operation of law, or otherwise, until the restrictions on the Stock Units are removed and the Stock Units are delivered to the Grantee in the form of shares of Common Stock in the manner described below in Section 6.

3.    Vesting of Stock Units.

The Grantee will be vested in the Stock Units on the date of the grant. However, the Grantee will not be entitled to the removal of the restrictions on the Stock Units provided for in Section 2 above or to a distribution of shares of Common Stock represented by the number of Stock Units until the time provided for in Section 6 below.

4.	Payment of Cash Dividend Equivalents.

Cash dividend equivalents will be paid on the Stock Units to the Grantee by the Company in an amount equal to the cash dividends actually paid each calendar quarter on the Company’s issued and outstanding shares of Common Stock. Such cash dividend equivalents will be paid at the same time such cash dividends are actually paid to the Company’s shareholders and will cease as of the Distribution Date (as defined in Section 6 below).

5.	Adjustment Upon Changes in Stock.

If there is any change in the number of shares of Common Stock outstanding resulting from subdivision, combination, or reclassification of shares, or through merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other change in the corporate structure, an appropriate adjustment in the number of Stock Units with respect to which restrictions have not lapsed will be made by the Committee. Depending upon the change in corporate structure, the Committee will issue additional Stock Units or substitute Stock Units to the Grantee for his or her account, which will have the same restrictions, terms and conditions as the original Stock Units. Any such adjustment will be in accordance with the applicable provisions of Section 14 and/or Section 15 of the Plan.

6.	Distribution of Common Stock.

As soon as administratively possible, as determined solely by the Company, following the Grantee’s Termination of Service (such date being referred to as the “Distribution Date”), but in no event later than 90 days following the Distribution Date, the Grantee will receive a distribution, as provided herein, of shares of Common Stock equal in number to the number of Stock Units set forth in Section 1 above. Upon a distribution of shares of Common Stock as provided herein, the Company will cause the Common Stock then being distributed to be registered in the Grantee’s name, but will not issue certificates for the Common Stock unless the Grantee requests delivery of the certificates for the Common Stock, in writing in accordance with the procedures established by the Company. The Company will deliver certificates to the Grantee as soon as administratively practicable following the Company’s receipt of a written request from the Grantee for delivery of the certificates. From and after the date of receipt of such distribution, the Grantee or the Grantee's legal representatives, beneficiaries or heirs, as the case may be, will have full rights of transfer or resale with respect to such shares subject to applicable state and federal regulations.

7.	Modification.

This Award Agreement may be changed or modified without the Grantee's consent or signature, if the Company determines, in its sole discretion, that such change or modification is necessary for purposes of compliance with or exemption from the requirements of Section 409A of the Code and any regulations or other guidance issued thereunder, or otherwise to comply with any law.

Grantee acknowledges that as of the grant date, this Award Agreement and the Plan set forth the entire understanding between Grantee and the Company regarding the acquisition of the Stock Units granted under the Plan and supersede all prior oral and written agreements on this subject. By Grantee’s electronic acceptance and the signature of the Company’s representative below, Grantee and the Company agree that the Stock Units are granted under and governed by this Award Agreement and the Plan. Grantee has reviewed and fully understands all provisions of this Award Agreement and the Plan in their entirety.

ATMOS ENERGY CORPORATION

By:
    Kevin Akers
President and
Chief Executive Officer